Exhibit 99.1

Independent Bancshares, Inc. Reports First Quarter 2009 Revised Results

Ocala, Fl. April 24, 2009 ----- For Immediate Release

Independent Bancshares, Inc. (OTC Bulletin Board: IBFL), the parent company of Independent National Bank, announces revised first quarter 2009 earnings.

This release supplements the 8-K issued April 16, 2009. A recently completed regularly scheduled examination, has resulted in an increase to the provision for Loan Losses of $160,000.

Net loss for the first quarter (ended March 31, 2009) is $1,042,000, or $0.84 per basic and fully diluted share, as compared to the previously reported loss of $946,000, or $0.77 per basic and fully diluted share.

The Company continues to be “well capitalized” per regulatory standards.

Safe Harbor, this news release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among those risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, which are available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

Source: Independent Bancshares, Inc.

Contact:	Mark A. Imes, President & CEO, Independent Bancshares, Inc. Nicholas J. Panicaro Executive Vice President / CFO Independent Bancshares, Inc. (IBFL) 352-622-2377